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Case Name:  In re Payless Cashways, Inc.
Case No.:  97-50543


Contact:       Ann Julsen/Anita-Marie Hill - Sitrick And Company
               310/788-2850 or 816/234-6183


              Court Confirms Payless Cashways' Reorganization Plan;
               Company to Emerge from Chapter 11 December 3, 1997

                  Kansas City, Mo. -- November 19, 1997 -- Payless Cashways, Inc. (OTC Bulletin Board: PYLSQ), the nation's fifth largest retailer of building materials and home improvement products, announced today that the U.S. Bankruptcy Court for the Western District of Missouri has confirmed the Company's First Amended Plan of Reorganization. The Court's confirmation of Payless Cashways' Plan clears the way for the Company's emergence from a voluntary Chapter 11 proceeding on December 3, 1997.
         Confirmation of the Plan came at the conclusion of a hearing to assure that all reorganization requirements had been met under the Bankruptcy Code, which included acceptance by the requisite majority of creditor and shareholder classes.
         Payless also announced a new nine-member Board of Directors, which will assume responsibilities December 3rd after the reorganized Payless Cashways emerges from Chapter 11. The new directors include:
o Peter G. Danis - Interim Chairman of Payless Cashways, Inc. and President/Chief Executive Officer of Boise Cascade Office Products Corp.
o David M. Chamberlain - Chairman of Genesco, Inc.
o H. D. (Harry) Cleberg - President/Chief Executive Officer of Farmland Industries, Inc.
o David G. Gundling - President/Chief Executive Officer of Hagemeyer Foods
         N.A., Inc.
o Max D. Hopper - Principal of Max D. Hopper Associates, Inc.
o Donald E. Roller- Former President/Chief Executive Officer of U.S. Gypsum Company
o David Stanley - Chief Executive Officer of Payless Cashways, Inc.
o Susan M. Stanton - President/Chief Operating Officer of Payless Cashways, Inc.
o Peter M. Wood - Former Managing Director of J.P. Morgan & Company, Inc.

         Under the terms of the plan, holders of secured bank claims under the Company's pre-petition credit facilities, estimated at $419.4 million, are expected to receive approximately $43 million in cash, $278.1 million of new term notes, and 10.7 million shares of new common stock in the reorganized Payless Cashways.

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         Holders of general,  allowed unsecured  claims,  including trade claims and Senior Subordinated Notes, estimated to total approximately $311.6 million, will receive approximately 8.3 million shares of common stock in the reorganized Company.
         The Plan also calls for current common stockholders to receive 400,000 shares of new common stock -approximately one share of new Payless common stock for each 100 shares of existing common stock. The new stock is expected to trade on the NASDAQ National Market under the symbol "PCSH" beginning December 3rd. It is anticipated that the initial, partial distribution of new common stock will commence in December 1997, to holders of allowed claims and interests, including trade creditors, bondholders, and shareholders.
         "Since filing Chapter 11 just four months ago, Payless Cashways has successfully restructured the Company's financial position, resulting in a stronger, leaner Company emerging with a balance sheet that supports our business, and a business that supports our balance sheet," Mr. Stanley said. "As of the effective date of the Plan, total liabilities are reduced from $1.1 billion to approximately $597 million; balance sheet debt is reduced from $689 million to approximately $426 million. Under the Plan, interest costs are reduced from more than $60 million in 1996 to a projected $29 million by 2002."
         As part of the restructuring, the Company closed 29 underperforming stores and reduced its workforce by 1,900 -- reducing operating expenses by approximately $80.3 million annually. Previously implemented corporate expense reductions will reduce operating costs by $7 million annually.
         "Going forward with less debt and more financial flexibility, the new Payless Cashways will invest in the renovation and upgrading of its consumer stores in order to provide a broader range of product choices and a better shopping experience," Mr. Stanley said. "At the same time, our dedicated national sales force is concentrating on providing high levels of service to large-volume professionals Company-wide and in Contractor Supply centers in select markets."
         "Looking ahead to the year 2000 and beyond, our industry will have more
participants   than  just  two  warehouse  competitors.    Nearly  one   million
professional and do-it-yourself

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customers  shop our 164  stores in 20 states  weekly.  In our  niche,  targeting professionals and DIYers who prefer a non-warehouse store format, we believe we can and will be among the best building materials retailers," he said.
         Mr. Stanley emphasized that "the reorganization could not have occurred without the hard work and dedication of every Payless Cashways employee nationwide. Our employees, on whom tremendous demands have been placed to make the new, reorganized Payless Cashways a reality, are owed a sincere and heartfelt thanks for a job well done. Our suppliers have also stood with us through this extremely difficult time, and for their loyalty, we are grateful."
         The Company filed its Chapter 11 petition and Plan of Reorganization in the U.S. Bankruptcy Court for the Western District of Missouri in Kansas City on July 21, 1997.
         Payless Cashways, Inc. is a full-line building materials specialty retailer concentrating on remodelers, residential and commercial contractors, property management and industrial firms, and do-it-yourselfers. At November 19, 1997, the Company operates 164 building materials stores in 20 states located in the Midwestern, Southwestern, Pacific Coast, and Rocky Mountain areas. The stores operate under the names of Payless Cashways, Furrow, Lumberjack, Hugh M. Woods, Knox Lumber, and Contractor Supply. Payless Cashways currently employs
approximately   12,500  people  in  its  stores,   headquarters   offices,   and
distribution centers.
         This paragraph is included in this release to comply with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made above. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Among the factors that could cause different results are: consumer spending and debt levels, interest rates, housing activity, lumber prices, product mix, growth of certain market segments, competitor activities, an excess of retail space devoted to the sale of building materials, success of the Company's strategy, the adequacy of and compliance with financing, stability of customer demand and supplier support, and timely emergence from Chapter 11. Additional information concerning these and other factors is contained in the Company's SEC filings, copies of which are available from the Company without charge or on the Company's web site, payless.cashways.com.

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